INVESTOR RELATIONS: Quicksilver Resources Inc. Diane Weaver (817) 665-4834	MEDIA RELATIONS: Ward Creative Communications, Inc. Deborah Ward Buks or Shelley Eastland (713) 869-0707

FOR RELEASE AFTER MARKET CLOSE

August 2, 2005

Quicksilver Resources Reports SECOND Quarter 2005 Financial Results

Earnings per Share Increase 110% - Gas Production up 21% Year over Year

FORT WORTH (August 2, 2005) -- Quicksilver Resources Inc. (NYSE: KWK) today reported net income for second quarter of 2005 of $17.2 million on revenues of $68.5 million, or $0.21 per diluted share. The company's comparative second quarter of 2004 net income was $7.5 million on revenues of $42 million, or $0.10 per diluted share after adjusting for the three-for-two stock split effected in the form of a stock dividend in June 2005. Earnings per share for the second quarter of 2005 increased 110 percent per diluted share compared to second quarter 2004.

Net income for the first six months of 2005 was $27.9 million on revenues of $123.8 million, or $0.34 per diluted share. This compares to first six months 2004 net income of $13.4 million on revenue of $81.8 million, or $0.18 per diluted share. For the six-month period ended June 2005, net cash from operating activities, as presented in the attached Condensed Consolidated Statements of Cash Flows, was $61.1 million compared to $38.6 million for same period in 2004.

Production

Natural gas production for the second quarter of 2005 was 11.4 billion cubic feet (Bcf), or an average of 126 million cubic feet per day (MMcf/d), which is a 21 percent increase over production of 9.4 Bcf, or an average of 103 MMcf/d, for the same period in 2004. The price realized for the company's natural gas production in the second quarter of 2005 averaged $5.24 per thousand cubic feet (Mcf), compared to the $3.71 per Mcf realized in the same period of 2004. Natural gas, including natural gas liquids (NGL), comprised 93 percent of the company's total production in the second quarter of 2005.

Crude oil production for the second quarter of 2005 was 143,000 barrels, or 1,569 barrels per day, as compared to 185,000 barrels of production in the second quarter of 2004. Crude prices realized for the second quarter of 2005 averaged $45.01 per barrel compared to $32.62 per barrel for the prior year second quarter.

Natural gas liquids production for the second quarter of 2005 was 45,000 barrels compared to 33,000 barrels in the second quarter of 2004. The price realized for natural gas liquids averaged $33.27 per barrel in the second quarter of 2005, compared to the average of $22.85 per barrel realized in the second quarter of 2004.

Operations Update

In the Barnett shale play in north central Texas, Quicksilver has drilled 27 net wells to date with 20 of these completed and tied into sales. The company's current net production is 13 million cubic feet equivalent per day.

The initial phase of the company's Cowtown Pipeline was put in service in July, and that line is currently being twinned with 20-inch pipe. Both lines are expected to be in service in the fourth quarter of 2005. The company continues to build its lease position, which now stands at approximately 230,000 acres.

Drilling and completion operations in Canada have resumed following the seasonal break-up period. Quicksilver, through its wholly owned subsidiary, MGV Energy Inc., has drilled 127 net wells (223 gross wells) of the planned 280 net wells (495 gross wells) for 2005. Sixty-three gross wells are completed and awaiting connection to sales lines. Current production is 41 MMcf/d. MGV is on track to exit the year producing 55 MMcf/d. Quicksilver has also drilled 26 net wells in Michigan and Indiana in its other shale projects, and re-works in non-Antrim properties have kept Michigan production ahead of plan for the year.

President and CEO, Glenn Darden, noted, "Consistent production rates over a large area of our Barnett acreage strengthen our confidence in this play. Our Cowtown facilities are now delivering gas and will increase the recoveries from this high BTU stream. Although we have been slowed by summer rains in Canada, the company should beat our year-end production targets. Overall, we are very pleased with our progress thus far, and we look forward to expanding our drilling projects in the coming months."

Conference Call

The company's conference call to discuss operating and financial results is scheduled for Wednesday, August 3, 2005 at 9:00 a.m. central time. Quicksilver invites interested persons to participate in the conference call by dialing (877) 313-7932, ID number 3379912 between 8:50 and 8:55 a.m. central time. A digital replay of the conference call will be available at 1:00 p.m. central time the same day, and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 3379912. The call will also be broadcast live via Internet webcast on the company's website, www.qrinc.com, linking through the "Investor Relations" page and the "Presentations & Conference Calls" link.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver's management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver's financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as other factors disclosed in Quicksilver's filings with the Securities and Exchange Commission.

QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Production:
Natural gas (MMcf)	11,428	9,392	22,526	18,615
Oil (MBbls)	143	185	271	371
NGL (MBbls)	45	33	77	69
Total (MMcfe)	12,556	10,700	24,617	21,256

United States (MMcfe)	9,092	8,864	17,608	17,722
Canada (MMcfe)	3,464	1,836	7,009	3,534
Total (MMcfe)	12,556	10,700	24,617	21,256

Average Daily Production:
Natural gas (Mcfd)	125,581	103,211	124,451	102,281
Oil (Bbld)	1,569	2,032	1,498	2,038
NGL (Bbld)	497	364	427	380
Total (Mcfed)	137,975	117,586	136,004	116,793

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$ 5.54	$ 4.83	$ 5.35	$ 4.73
Oil (per Bbl)	$ 47.47	$ 35.75	$ 47.43	$ 32.63
NGL (per Bbl)	$ 33.27	$ 22.85	$ 33.13	$ 23.83
Total (per Mcfe)	$ 5.70	$ 4.93	$ 5.52	$ 4.79

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$ 5.24	$ 3.71	$ 4.78	$ 3.64
Oil (per Bbl)	$ 45.01	$ 32.62	$ 45.51	$ 30.27
NGL (per Bbl)	$ 33.27	$ 22.85	$ 33.13	$ 23.83
Total (per Mcfe)	$ 5.40	$ 3.89	$ 4.98	$ 3.80

Expense per Mcfe:
United States production cost	$ 1.55	$ 1.28	$ 1.60	$ 1.30
Canada production cost	$ 1.07	$ 1.14	$ 1.03	1.11
Total production cost	$ 1.42	$ 1.25	$ 1.44	$ 1.27

Production taxes	$ 0.20	$ 0.21	$ 0.19	$ 0.22
General and administrative expenses	$ 0.37	$ 0.31	$ 0.31	$ 0.28
Depletion, depreciation and amortization	$ 1.04	$ 0.91	$ 1.03	$ 0.89

The results for interim periods are not necessarily indicative of annual results.

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except for share data -- Unaudited

	June 30,	December 31,
	2005	2004 (1)
ASSETS
Current assets
Cash and cash equivalents	$ 7,208	$ 15,947
Accounts receivable	40,793	38,037
Current deferred income taxes	1,115	3,523
Inventories and other current assets	10,481	8,689
Total current assets	59,597	66,196

Investments in and advances to equity affiliates	8,552	8,254

Properties, plant and equipment -- net ("full cost")	906,919	802,610

Other assets	9,065	11,274
	$ 984,133	$ 888,334

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$ 356	$ 356
Accounts payable	36,662	28,407
Accrued derivative obligations	3,628	12,784
Accrued liabilities	36,424	41,904
Total current liabilities	77,070	83,451

Long-term debt	456,160	399,134

Derivative obligations	1,569	-

Asset retirement obligations	18,850	17,967

Deferred income taxes	89,885	83,506

Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
1 share issued and outstanding	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized
78,493,683 and 77,752,151 shares issued, respectively	785	778
Paid in capital in excess of par value	212,474	200,690
Deferred compensation	(4,888)	-
Treasury stock of 2,568,611 shares	(10,258)	(10,258)
Accumulated other comprehensive income	8,261	6,762
Retained earnings	134,225	106,304
Total stockholders' equity	340,599	304,276
	$ 984,133	$ 888,334

(1) Share and per share amounts have been adjusted to reflect a three-for-two stock split effected in the form of a stock dividend in June 2005. The split did not affect treasury shares.

The results for interim periods are not necessarily indicative of annual results.

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

In thousands, except for per share data -- Unaudited

For the Three Months Ended			For the Six Months Ended
June 30,			June 30,
	2005	2004 (1)	2005	2004 (1)
Revenues
Oil, gas and related product sales	$ 67,843	$ 41,600	$ 122,683	$ 80,724
Other revenue	697	380	1,106	1,033
Total revenues	68,540	41,980	123,789	81,757
Expenses
Oil and gas production costs	20,352	15,658	40,006	31,663
Other operating costs	654	372	1,045	662
Depletion, depreciation and accretion	13,017	9,714	25,389	18,819
Provision for doubtful accounts	88	-	88	-
General and administrative	4,618	3,353	7,731	6,009
Total expenses	38,729	29,097	74,259	57,153

Income from equity affiliates	215	289	439	580

Operating income	30,026	13,172	49,969	25,184

Other income-net	(118)	(23)	(204)	(93)
Interest expense	4,776	3,630	9,433	7,042

Income before income taxes	25,368	9,565	40,740	18,235
Income tax expense	8,183	2,065	12,801	4,798

Net income	$ 17,185	$ 7,500	$ 27,939	$ 13,437

Basic net income per common share	$ 0.23	$ 0.10	$ 0.37	$ 0.18
Diluted net income per common share	$ 0.21	$ 0.10	$ 0.34	$ 0.18

Weighted average common shares outstanding
Basic	75,888	74,550	75,704	74,475
Diluted	82,474	76,106	82,268	75,952

(1) Share and per share amounts have been adjusted to reflect a three-for-two stock split effected in the form of a stock dividend in June 2005. The split did not affect treasury shares.

The results for interim periods are not necessarily indicative of annual results.

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands-Unaudited

	For the Six Months Ended
	June 30,
	2005	2004
Operating activities:
Net income	$ 27,939	$ 13,437
Charges and credits to net income not affecting cash
Depletion, depreciation and accretion	25,389	18,819
Deferred income taxes	12,528	4,608
Amortization of deferred loan costs	701	616
Non-cash compensation	500	-
Income from equity affiliates	(439)	(580)
Non-cash gain from hedging activities	(287)	(355)
Other	58	(2)
Changes in assets and liabilities
Accounts receivable	(2,844)	5,308
Inventory, prepaid expenses and other	(3,511)	583
Accounts payable	2,542	1,204
Accrued liabilities and other	(1,459)	(5,013)
Net cash from operating activities	61,117	38,625

Investing activities:
Development and exploration costs and other property additions	(132,515)	(85,161)
Distributions and advances from equity affiliates -- net	141	771
Proceeds from sale of assets	1,190	82
Net cash used for investing activities	(131,184)	(84,308)

Financing activities:
Notes payable, bank proceeds	59,823	47,000
Principal payments on long-term debt	(161)	(154)
Deferred financing costs	(107)	-
Payment of cash dividend	(18)	-
Issuance of common stock, net of issuance costs	1,508	932
Net cash from financing activities	61,045	47,778

Effect of exchange rate changes in cash	283	(265)

Net increase in cash and cash equivalents	(8,739)	1,830

Cash and cash equivalents at beginning of period	15,947	4,116

Cash and cash equivalents at end of period	$ 7,208	$ 5,946

Commencing with the second quarter ended June 30, 2005, the company changed how it accounts for plant, property and equipment under Statement of Financial Accounting Standards No. 95. The reclassification affects (i) accounts payable, (ii) accrued liabilities and other, and (iii) development and exploration costs and other property additions. The correction for the six months ended June 30, 2004 reduced net cash from operating activities and net cash used for investing activities by $ 2,172.

The results for interim periods are not necessarily indicative of annual results.